Exhibit 10.29

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into January 1, 2006 (the “Effective Date”), by and between Putnam Investments LLC (together with its successors and assigns, “Putnam” or the “Company”), a Delaware limited liability company, and Charles E. Haldeman (the “Executive”).

WHEREAS, the Executive and the Company desire to embody in this Agreement the terms and conditions of the Executive’s continued employment by the Company;

NOW, THEREFORE, in consideration of the premises and mutual promises contained in this Agreement, including the compensation to be paid to the Executive, the parties hereby agree:

ARTICLE 1

Employment, Duties and Responsibilities

1.1      Employment; Reporting. The Company shall continue to employ the Executive as its President and Chief Executive Officer. The Executive hereby accepts such continued employment, subject to the terms and conditions of this Agreement. The Executive shall report directly to the Chief Executive Officer (the “MMC CEO”) of Marsh & McLennan Companies, Inc. (“MMC”).

1.2      Duties and Responsibilities.

(a)        The Executive shall have such duties and responsibilities and power and authority as those normally associated with the position of President and Chief Executive Officer of the Company, as well as any additional duties, responsibilities and/or powers and authority assigned to him by the MMC CEO which are consistent with his position as President and Chief Executive Officer of the Company.

(b)        The Executive agrees to continue to use his best efforts to promote the interests of the Company and MMC, and agrees that he will devote his entire working time, care and attention to his duties, responsibilities and obligations to the Company and MMC throughout the Term (as defined in Section 2.1 hereof). The Executive may serve on the boards of other civic, charitable and corporate entities with the prior written consent of the MMC CEO so long as such activity does not interfere with the Executive’s duties and responsibilities as President and Chief Executive Officer of the Company. Notwithstanding the foregoing, the Executive may continue to serve on the boards of Dartmouth College and the Investment Company Institute and on the Partners Healthcare Investment Committee.

ARTICLE 2

Term

2.1      Employment Period. The term of the Executive’s employment under this Agreement (except as may be shortened in accordance with Article 5 hereof, the “Term”) shall commence on the Effective Date and shall continue through December 31, 2009.

ARTICLE 3

Compensation

As compensation and consideration for the performance by the Executive of his obligations under this Agreement, during the Term the Executive shall be entitled to the compensation and benefits set forth in this Article 3 (collectively, “Compensation”) (subject, in each case, to the provisions of Article 5 hereof).

3.1      Base Salary. The Executive shall receive an annual base salary (“Base Salary”) of $900,000. The Base Salary shall be reviewed at least annually by the Compensation Committee (the “Committee”) of the Board of Directors of MMC (the “Board”) and may be increased (but not decreased) in the sole discretion of the Committee. If the Executive’s Base Salary is increased, the increased amount shall thereafter be the Base Salary. The Base Salary shall be payable in installments, consistent with the Company’s payroll procedures in effect from time to time.

3.2      Annual Bonus. In addition to Base Salary, the Executive shall be eligible to participate throughout the Term in an annual bonus program (“Annual Bonus Program”), under which the Executive’s annual bonus will be calculated using the methodology set forth in Exhibit B. The calculations will begin with a starting annual target bonus of $5,000,000. The annual bonus shall be paid at the same time and in the same manner as annual bonuses of similarly situated executives of either MMC or the Company, as determined by the Committee.

3.3      Long-Term and Equity Compensation.

(a)        The Executive shall also be eligible to participate throughout the Term in the Putnam Investments Trust Equity Partnership Plan, or any successor long-term incentive compensation plans applicable to the Company’s senior executive officers (the “Putnam Equity Partnership Plan”). The Executive’s annual long term award will be calculated using the methodology set forth in Exhibit B. The calculations will begin with a starting grant-date target value of $5,000,000. The terms and conditions of awards made pursuant to this Section 3.3 shall be determined by the Committee and contained in grant documents; provided, that, subject to Section 5.6(b) hereof, the terms and conditions shall be consistent with those applicable to corresponding awards to other senior executives of the Company generally.

(b)        Immediately following the end of the Term, the Executive will qualify for retirement status under the Company’s retirement plan. Accordingly, the Company agrees that the Executive's termination of employment after the end of the Term will be treated as a "Retirement" termination for purposes of Putnam's Equity Partnership Plan, subject to the terms and conditions of the Putnam Equity Partnership Plan. The Executive understands that as a condition for treatment of his termination as a "retirement" for purposes of the Putnam Equity Partnership Plan, the Executive may not engage in any behavior that would constitute Competitive Activity (as defined in Section 4.1(a) hereof) for two (2) years following the Executive’s termination of employment. In the event the Executive, directly or indirectly, engages in any behavior that would constitute Competitive Activity during the two (2) year period following the Executive’s termination of employment, Putnam shall be allowed to treat the termination of employment for all purposes under the Putnam Equity Partnership Plan as if it had been an involuntary termination of employment not "for Cause" as of the date that such Competitive Activity commences, subject to the following special provisions:

(i) Any investment the Executive may make in a business in competition with the business of Putnam shall not be considered to give rise to a violation of this covenant if the following three conditions are met: (1) the stock of such business is publicly traded, (2) the Executive’s equity interest in such business does not exceed five percent (5%) of the aggregate outstanding equity interests of such business and (3) the Executive does not otherwise participate in the management or operational affairs of such business.

(ii) These covenants shall not be considered violated by the Executive’s management of funds (whether personally or as an employee or partner of a business formed for this purpose) solely on behalf of himself or himself and one or more of his family members or other relatives.

3.4      Initial Retention Award. Within two (2) weeks of the Effective Date, the Executive shall be granted an initial retention award under the Putnam Equity Partnership Plan (the “Initial Retention Award”) comprised of (i) restricted stock with a grant-date value equal to $9,000,000 and (ii) stock options with a grant-date value equal to $3,000,000 (the value of such options shall be determined using the Black Scholes valuation method). The terms and conditions of awards made pursuant to this Section 3.4 shall be determined by the Committee and contained in grant documents; provided, that, subject to Section 5.6(b) hereof, the terms and conditions shall be consistent with those applicable to corresponding awards made to other senior executives of the Company in September 2005 pursuant to the Company’s special equity grant program.

3.5      Benefit Plans. Throughout the Term, the Executive and the Executive’s spouse and eligible dependents, as the case may be, shall be eligible to participate in employee benefit and fringe benefit plans and programs provided by the Company, including but not limited to retirement, life insurance, health, dental and disability plans and programs, on terms and conditions generally applicable to executives of the Company. Nothing herein shall limit the Company’s or MMC’s ability to change, modify, cancel or amend any such plans.

3.6      Perquisites. Throughout the Term, the Executive shall be eligible for all approved Putnam perquisites currently made available to him or to other senior executives of the Company, which may be changed by the Company at any time.

3.7      Expenses. The Company will reimburse the Executive for reasonable business-related expenses incurred by him in connection with the performance of his duties hereunder during the Term, subject, however, to its written policies relating to business-related expenses as in effect, from time to time, during the Term, a copy of which has been made available to the Executive.

3.8      Vacation. The Executive shall be entitled to paid vacation in accordance with the Company’s policy in effect from time to time during the Term.

3.9      Indemnification. The Executive shall be entitled to indemnification in accordance with the Company’s by-laws as in effect from time to time.

ARTICLE 4

Noncompetition/Nonsolicitation/Confidentiality

4.1      Noncompetition and Nonsolicitation Periods

(a)        During the Executive’s employment with the Company and during the applicable noncompetition/nonsolicitation period following termination of the Executive’s employment with the Company for any reason (other than a termination of employment by the Company due to Disability (as defined in Section 5.4 hereof)), the Executive shall not, directly or indirectly:

(i)	engage in any Competitive Activity or
(ii)

whether on behalf of himself or any other person or entity (x) solicit any customer or client of the Company or any affiliate with respect to a Competitive Activity or (y) solicit or employ any employee of the Company or any affiliate for the purpose of causing such employee to terminate his or her employment with the Company or such affiliate.

For purposes of this Agreement, “Competitive Activity” shall mean the Executive’s engaging in an activity – whether as an employee, consultant, principal, member, agent, officer, director, partner or shareholder (except as a less than 1% shareholder of a publicly traded company) – that is competitive with any business of the Company or any affiliate conducted by the Company or such affiliate as of the date of the termination of the Executive’s employment; provided, however, that the Executive may be employed by or otherwise associated with:

(i)	a business of which a subsidiary, division, segment, unit, etc. is in competition with the Company or any affiliate but as to which such subsidiary, division, segment, unit, etc., the Executive has absolutely no direct or indirect responsibilities or involvement, or

(ii)	a company where the Competitive Activity is:
(x)	from the perspective of such company, de minimis with respect to the business of such company and its affiliates, and
(y)	from the perspective of the Company or any affiliate, not in material competition with the Company or any affiliate.

Except in the case of termination of employment after the Term without renewal of this Agreement, the noncompetition/nonsolicitation period shall be twenty-four (24) months from the date of termination of employment. In the event that the Executive’s employment with the Company terminates after the Term, and provided that the Executive has worked for the Company through the end of the Term, the Company may elect to enforce the foregoing noncompetition/nonsolicitation covenant for up to twelve (12) months, provided the Company pays the Executive $10,000,000 in cash in installments over the 12 month period (or a pro-rata amount for such shorter period), during which the Executive is bound by such covenant. The installments shall be paid consistent with the Company’s payroll procedures in effect from time to time.

(b)        At all times prior to and following the Executive’s termination of employment, the Executive shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company or any affiliate, including such trade secret or proprietary or confidential information of any customer or client or other entity to which the Company or any affiliate owes an obligation not to disclose such information, which the Executive acquires during the Executive’s employment with the Company or any affiliate, including but not limited to records kept in the ordinary course of business except:

(i)	As such disclosure or use may be required or appropriate in connection with the Executive’s work as an employee of the Company or any affiliate;

(ii)

When required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or any affiliate or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order the Executive to divulge, disclose or make accessible such information;

(iii)	As to such confidential information that becomes generally known to the public or trade without the Executive’s violation of this Section 4.1(b); or

(iv)

To the Executive’s spouse and/or the Executive personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of any trade secret or proprietary or confidential information of the Company or any affiliate by an Exempt Person shall be deemed to be a breach of this Section 4.1(b) by the Executive.

(c)        The Executive acknowledges and agrees that the covenants contained in Sections 4.1(a) and (b) hereof are reasonable and necessary to protect the confidential information and goodwill of the Company and its affiliates. The Executive further represents that his experience and capabilities are such that the provisions of Sections 4.1(a) and (b) hereof will not prevent him from earning a livelihood.

ARTICLE 5

Termination; Change of Control

5.1      Termination by the Company or by MMC. The Company or MMC shall have the right, subject to the terms of this Agreement, to terminate the Executive’s employment at any time, with or without “Cause.” The Company or MMC shall give the Executive written notice of a termination for Cause (the “Cause Notice”) in accordance with Section 6.2 hereof. The Cause Notice shall state the particular action(s) or inaction(s) giving rise to the termination for Cause. No action(s) or inaction(s) will constitute Cause unless (1) a resolution finding that Cause exists has been approved by a majority of all of the members of the Board at a meeting at which the Executive is allowed to appear with his legal counsel and (2) where remedial action is feasible, the Executive fails to remedy the action(s) or inaction(s) within ten (10) days after receiving the Cause Notice. If the Executive so effects a cure to the satisfaction of the Board, the Cause Notice shall be deemed rescinded and of no force or effect. For purposes of this Agreement, “Cause” shall mean only:

(a)        any willful refusal by the Executive to follow lawful directives of the Board which are consistent with the scope and nature of the Executive’s duties and responsibilities as set forth herein;

(b)        the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or of any crime involving moral turpitude, fraud or embezzlement;

(c)        any gross negligence or willful misconduct of the Executive resulting in a material loss to the Company or MMC or any of its affiliates, or material damage to the reputation of the Company or MMC or any of its affiliates;

(d)        any material breach by the Executive of any one or more of the covenants referred to in Article 4 hereof; or

(e)        any violation of any statutory or common law duty of loyalty to the Company or any of its affiliates.

5.2      Termination by the Executive. The Executive shall have the right, subject to the terms of this Agreement, to terminate his employment at any time with or without “Good Reason” provided, that the Executive must give the Company and MMC at least 30 days’ prior written notice of any termination by the Executive without Good Reason in accordance with Section 6.2 hereof. For purposes of this Agreement, “Good Reason,” shall mean the occurrence of any of the following during the Term, without the Executive’s prior written consent, during the 60-day period preceding a termination by the Executive (provided that an isolated, insubstantial or inadvertent action not taken in bad faith or a failure not occurring in bad faith which is remedied by the Company or MMC promptly after receipt of notice thereof given by the Executive shall not constitute Good Reason): (A) the assignment to the Executive of any duties materially inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement; (B) any removal of the Executive from any of the positions he holds as of the date of this Agreement; (C) any failure by the Company or MMC to comply with the provisions of Article 3 hereof; (D) a failure by the Company to comply with any other material provision of this Employment Agreement; or (E) a change in the Executive’s principal work location to more than 50 miles from the Company’s current headquarters.

5.3      Death. In the event the Executive dies during the Term, the Executive’s employment shall automatically terminate, such termination to be effective on the date of the Executive’s death.

5.4      Disability. In the event that the Executive shall suffer a disability during the Term which shall have prevented him from performing satisfactorily his obligations hereunder for a period of at least ninety (90) consecutive days or one hundred eighty (180) non-consecutive days within any three hundred sixty-five (365) day period (“Disability”), the Company shall have the right to terminate the Executive’s employment, such termination to be effective upon the giving of notice thereof to the Executive in accordance with Section 6.2 hereof.

5.5      Effect of Termination.

(a)        In the event of termination of the Executive’s employment for any reason during the Term, the Term shall end as of the date of termination and the Company shall pay to the Executive (or his beneficiary, heirs or estate in the event of his death), as provided in Section 5.7 hereof, (i) any Base Salary to the extent not theretofore paid, (ii) any reimbursable business expenses that have not yet been reimbursed, and (iii) if not yet paid, the earned annual bonus for the calendar year that preceded the time of the termination (collectively, the “Accrued Obligations”).

(b)        In the event of termination of the Executive’s employment during the Term (i) by the Company or MMC for Cause or (ii) by the Executive for other than for Good

Reason, neither the Executive nor any beneficiary, heir or estate of the Executive shall be entitled to any further compensation other than the Accrued Obligations. In such event, all of the Executive’s outstanding unvested equity-based awards shall be immediately forfeited.

(c)        In the event of termination of the Executive’s employment during the Term (i) by the Company based on the Disability of the Executive as defined in Section 5.4 hereof, or (ii) due to the Executive’s death, the Company shall pay the Executive (or his estate, beneficiary or heir in the case of death), in addition to the Accrued Obligations, a prorated target annual bonus for the year in which the termination occurs based on the portion of the year elapsed as of the date of such termination. Any such bonus amount shall be paid as provided in Section 5.7 hereof. In addition, upon such a termination, all unvested equity awards held by the Executive as of the date of termination that were granted to the Executive pursuant to Sections 3.3 and 3.4 hereof shall immediately fully vest as of the date of termination.

(d)        In the event of termination of the Executive’s employment during the Term (i) by the Company or MMC other than for Cause (and not due to the Executive’s death or Disability), or (ii) by the Executive for Good Reason, in either case which is not covered by Section 5.6 hereof, the Company shall pay the Executive, in addition to the Accrued Obligations, a lump sum amount equal to 200% times the sum of (x) the Executive’s then-current Base Salary, (y) the average annual bonus actually paid to the Executive (including bonus amounts paid in restricted stock, if any, which is not to be included in (z) below), during the three (3) years prior to the termination (or such shorter time if the termination occurs prior to the payment of three (3) annual bonuses to the Executive, and (z) the average long-term compensation award actually made to the Executive pursuant to Section 3.3 hereof (but excluding awards made pursuant to Section 3.4 hereof and any other special long-term compensation awards) during the three (3) years prior to the termination (or such shorter time if the termination occurs prior to the granting of three (3) long-term incentive awards to the Executive under this Agreement, (such sum is the “Annual Compensation”). The Executive shall also be entitled to a prorated annual bonus for the year in which the termination occurs based on the degree of achievement of goals under the bonus program in effect at the time of termination and the portion of the year elapsed as of the date of such termination. The degree of achievement of goals shall be determined in accordance with Exhibit B herein ), or if termination occurs before the 2006 bonus has been actually paid to the Executive, then the 2006 starting target bonus shall be included for purposes of determining the average annual and prorated annual bonus. Any such bonus amount shall be paid at the same time as annual bonuses for the year are paid to the Company’s senior executives generally. In addition, upon such a termination, all unvested equity awards held by the Executive as of the date of termination that were granted to the Executive pursuant to Sections 3.3 and 3.4 hereof shall immediately fully vest as of the date of termination.

5.6        Change in Control.

(a)        Upon the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason during (i) the 6-month period immediately preceding or (ii) the 2-year period immediately following either a Change in Control of Putnam or a Change in Control of MMC (each as defined in the Putnam Equity Partnership Plan, as in effect on the date hereof) the Executive shall be entitled to receive, in addition to the Accrued Obligations, the amounts determined in Section 5.5(d) hereof. Payments due to the Executive under this Section 5.6 are not intended to duplicate amounts payable under Section 5.5(d) but rather shall be offset, dollar-for-dollar, by corresponding amounts (if any) previously paid under Section 5.5(d) (e.g., if the termination occurred prior to the applicable Change in Control).

(b)        If, as a result of a Change in Control of MMC as defined in the MMC 2000 Senior Executive Incentive and Stock Award Plan, an amount attributable to any equity award to the Executive under the Putnam Equity Partnership Plan (the "Payments") is determined to be subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended or any similar tax that may hereafter be imposed (the "Excise Tax"), the Company shall pay the Executive an additional amount (the "Special Reimbursement") such that this amount, after deduction of any federal, state and local income and employment tax and Excise Tax on the Special Reimbursement, shall be equal to the Excise Tax on the Payments. It is intended that determinations regarding the timing and amount of the Special Reimbursement, including without limitation whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, will be made in a manner that is consistent with the provisions of Section 9(d) of the MMC 2000 Senior Executive Incentive and Stock Award Plan.

5.7       Conditions. Any payments or benefits made or provided pursuant to this Article 5 (other than the Accrued Obligations) are subject to the Executive’s:

(a)        compliance with the provisions of Article 4 and Section 5.9 hereof (provided that this shall not affect the timing of the payment to the Executive provided for below in this Section 5.7 unless the Executive is in material breach of any of such provisions as of the time such payment is to be made);

(b)        delivery to the Company of an executed General Release, which shall be substantially in the form attached hereto as Exhibit A, with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose; and

(c)        delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.

Notwithstanding the due date of any post-employment payments, any amounts due following a termination under this Agreement (other than the Accrued Obligations, which shall be paid when due or on such later date as may be required to avoid any “additional tax” under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) shall not be due until after the expiration of any revocation period applicable to the General Release without the Executive having revoked such General Release, and any such amounts shall be paid to the Executive within thirty (30) days of the expiration of such revocation period without the occurrence of a revocation by the Executive (or, if later, the earliest date as may be required to avoid any “additional tax” under Section 409A). Nevertheless (and regardless of whether the

General Release has been executed by the Executive), upon any termination of Executive’s employment, Executive shall be entitled to receive the Accrued Obligations, payable within thirty (30) days after the date of termination or in accordance with the applicable plan, program or policy.

5.8      No Mitigation. The Executive shall be under no obligation to seek other employment following a termination of his employment with the Company and any affiliate for any reason. In addition, there shall be no offset against amounts due to the Executive under this Article 5 on account of any compensation attributable to any subsequent employment.

5.9      Cooperation; Assistance. The Executive agrees to cooperate fully, subject to reimbursement by the Company of reasonable out-of-pocket costs and expenses, with the Company or any affiliate and their counsel with respect to any matter (including any litigation, investigation or governmental proceeding) which relates to matters with which the Executive was involved or about which he had knowledge during his employment with the Company or any affiliate. Such cooperation shall include appearing from time to time at the offices of the Company or MMC or their counsel for conferences and interviews and in general providing the officers of the Company or MMC and their counsel with the full benefit of the Executive’s knowledge with respect to any such matter. The Executive further agrees, upon termination of his employment for any reason, to assist, for a reasonable period of time, his successor in the transition of his duties and responsibilities to such successor. The Executive agrees to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties.

ARTICLE 6

Miscellaneous

6.1      Benefit of Agreement, Assignment; Beneficiary

(a)        This Agreement shall inure to the benefit of and be binding upon the Company and its successors, assigns and any corporation or person which may acquire all or substantially all of the assets or business of the Company or with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by, the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s beneficiary, devisee, legatee or other designee, or if there is no such designee, to the Executive’s estate.

(b)        The Company shall require any successor (whether direct or indirect, by operation of law, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or MMC to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

6.2      Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by certified mail, postage prepaid, with return receipt requested or by reputable overnight courier, addressed: (a) in the case of the Company to the General Counsel of the Company at the Company’s then-current headquarters, with a copy to the General Counsel of MMC at MMC’s then-current headquarters, (b) in the case of MMC, to the General Counsel of MMC at MMC’s then-current headquarters and (c) in the case of the Executive, to the Executive’s last known address as reflected in the Company’s records, or to such other address as either party shall designate by written notice to the other party. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered or at the time of mailing if sent by certified mail or by courier.

6.3      Entire Agreement; Amendment. Except as specifically provided herein, this Agreement contains the entire agreement of the parties hereto and MMC with respect to the terms and conditions of the Executive’s employment during the Term and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to compensation due for services rendered hereunder. For the avoidance of doubt, in the event of any inconsistency between this Agreement and any plan of the Company or MMC, the terms of this Agreement shall control. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

6.4      Waiver. The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

6.5      Headings. The Article and Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

6.6      Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York without reference to the principles of conflict of laws.

6.7      Agreement to Take Actions. Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments and shall take such other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement or to effectuate the purposes hereof.

6.8      Dispute Resolution. Any dispute or controversy arising from or relating to this Agreement and/or the Executive’s employment or relationship with the Company or any affiliate shall be resolved by binding arbitration, to be held in New York City or in any other location mutually agreed to by the Company and the Executive in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Executive and the Company agree that, in the event a dispute arises that concerns this Agreement, if the Executive isthe Prevailing Party, the Executive shall be entitled to recover all of his reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in connection with the dispute. A Prevailing Party is one who is successful on any significant substantive issue in the action and achieves either a judgment in such party’s favor or some other affirmative recovery.

6.9      Legal Fees. The Company agrees to pay directly or reimburse the Executive for reasonable legal fees and expenses incurred by the Executive in connection with the review, preparation and negotiation of this Agreement up to a maximum of $37,500; provided that the Executive provides the Company with appropriate written documentation with respect to such legal fees.

6.10    Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to effectuate the intended preservation of such rights and obligations, including without limitation Article 4 hereof.

6.11    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is held to be invalid, void or unenforceable, any court so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of this Agreement.

6.12    Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

6.13    Section 409A. It is intended that this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A and the treasury regulations relating thereto so as not to subject the Executive to the payment of interest and tax penalty which may be imposed under Section 409A. In furtherance of this interest, to the extent that any regulations or other guidance issued under Section 409A would result in the Executive being subject to payment of “additional tax” under Section 409A, the parties agree to use their best efforts to amend this Agreement in order to avoid the imposition of any such “additional tax” under Section 409A, which such amendment shall be designed to minimize the adverse economic effect on the Executive without increasing the cost to the Company (other than transactions costs), all as reasonably determined in good faith by the

Company and the Executive to maintain to the maximum extent practicable the original intent of the applicable provisions.

6.14    Withholding. All compensation paid or provided to the Executive under this Agreement shall be subject to any applicable income, payroll or other tax withholding requirements.

6.15    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this amendment and restatement of the Agreement on this 27th day of February, 2006, effective as of the date first written above.

PUTNAM INVESTMENTS LLC By: /s/ Amrit Kanwal Name: Amrit Kanwal Title: Chief Financial Officer
/s/ Charles E. Haldeman CHARLES E. HALDEMAN

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

1.          For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned (the “Executive”), on his own behalf and on behalf of his heirs, executors, administrators, successors, representatives and assigns, does herein knowingly and voluntarily unconditionally release, waive, and fully discharge Putnam and Marsh & McLennan Companies (“MMC), Inc., together with all of their respective current and former officers, directors, agents, representatives and employees, and each of their predecessors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which the Executive has ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time Executive signs this agreement (the “General Release”). This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that the Executive may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, or Mass. Gen. Laws ch. 151B, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law creating employment-related causes of action, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between any of the Releasees and the Executive, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of the Executive’s employment, or the termination thereof, with Putnam, and all Claims for alleged tortious, defamatory or fraudulent conduct; provided, however, that nothing contained in this General Release shall impair any vested rights or benefits the Executive may have under Putnam's or MMC’s various benefit plans or under that certain Employment Agreement dated as of the 27th day of February 2006 by and between the Company and Executive (as may have been amended from time to time, the “Employment Agreement”), or waive post-termination health-continuation insurance benefits required by state or Federal law. Except as provided in the Employment Agreement, the Executive also hereby waives any Claim for reinstatement, severance pay, attorney’s fees, or costs. By signing this General Release, the Executive agrees and represents that he will not be entitled to any personal recovery in any action or proceeding that may be commenced on his behalf arising out of any of the matters that are the subject of the General Release; provided, however, that nothing in this General Release shall prevent the Executive from seeking to enforce his rights under this General Release, and provided further that Putnam agrees that it will hold the Executive harmless and indemnify the Executive against any claims against him arising out of his employment to the extent provided for in Putnam’s organizing documents or existing and applicable insurance policies.

2.          This General Release, and the rights and obligations of the Executive and Putnam hereunder, shall inure to the benefit of and shall be binding upon, the Executive, his heirs and representatives, and upon Putnam, its successors and assigns. This General Release may not be assigned by the Executive.

3.          In further consideration of the promises made by the Company in this General Release, the Executive specifically waives and releases the Company from all claims Executive may have as of the date of this General Release, whether known or unknown, arising under the ADEA. The Executive further agrees that:

(a)	The Executive’s waiver of rights under this General Release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”);
(b)	Executive understands the terms of this General Release;
(c)

The consideration offered by the Company under Article 5 of the Employment Agreement in exchange for the General Release represents consideration over and above that to which the Executive would otherwise be entitled, and that the consideration would not have been provided had the Executive not agreed to sign the General Release and did not sign the Release;

(d)	Company is hereby advising the Executive in writing to consult with an attorney prior to executing this General Release;
(e)	The Company is giving the Executive a period of twenty-one (21) days within which to consider this General Release;
(f)

Following the Executive’s execution of this General Release, Executive has seven (7) days in which to revoke this General Release by written notice. An attempted revocation not actually received by the Company prior to the revocation deadline will not be effective; and

(g)

This General Release and all payments and benefits otherwise payable under Article 5 of the Employment Agreement (other than the Accrued Obligations) shall be void and of no force and effect if the Executive chooses to so revoke, and if Executive chooses not to so revoke, this General Release shall then become effective and enforceable.

4.          This General Release does not waive rights or claims that may arise under the ADEA after the date the Executive signs this General Release. To the extent barred by the OWBPA, the covenant not to sue contained in Section 2, above, does not apply to claims under the ADEA that challenge the validity of this General Release.

5.          To revoke this General Release, Executive must send a written statement of revocation to:

[Putnam]
[Address]
[City, State Zip Code]
Attn: ______________________

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The revocation must be received no later than 5:00 p.m. on the seventh day following Executive’s execution of this General Release. If the Executive does not revoke, the eighth day following the Executive’s acceptance will be the “effective date” of this General Release.

6.          This General Release shall be governed by the internal laws (and not the choice of laws) of the State of New York, except for the application of pre-emptive Federal law.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date: ___________________________	Charles E. Haldeman

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EXHIBIT B

The Executive’s annual bonus (under Section 3.2) and annual long term grant (under Section 3.3) shall be calculated and paid pursuant to the terms of MMC’s Senior Management Incentive Compensation Plan, a shareholder-approved bonus plan, in order to qualify such compensation as “qualified performance-based compensation” within the meaning of Internal Revenue Code Section 162(m). Subject to the foregoing, this Exhibit sets forth the methodology to be used during the Term to determine the Executive’s annual bonus (under Section 3.2) and annual long term grant (under Section 3.3).

1)	The annual target under each of Section 3.2 and Section 3.3 shall start at $5 million.
2)

Each target shall be adjusted (positively or negatively) by 150% of the percentage change in assets under management “AUM”, from December 31, 2005. This calculation will be based on assets under management consistent with how management fees are charged to retail and institutional clients. Any assets acquired through acquisitions will be added to the 12/31/05 AUM at the date of the acquisition.

3)

Each target shall be further adjusted, if certain investment performance goals (measured over the immediately preceding three calendar years) are met. If the goals are met, the target will be increased using the applicable threshold only as follows:

	•	if the investment returns of 60% or more of retail assets are below the median investment return, no further adjustment will be made to the target[1]
	•	if 60% or more of retail assets are at or above median, but at or below the 65th percentile, the target is increased by 20%
	•	if 60% or more of retail assets are above the 65th percentile, but at or below the 75th percentile, the target is increased by 35%
	•	if 60% or more of retail assets are above the 75th percentile, the target is increased by 50%

4)	Following the application of the two prior adjustments to each target, if applicable, the actual annual bonus payment and long-term award imposed by section 4999 of the Internal Revenue

_________________________

1The percentage of assets above median (or other percentiles) will be calculated based only on open-end retail asset performance (a proxy for total Putnam performance). Total net return performance of “A” shares will be used and weighted by full fund assets relative to their Trustee endorsed Lipper category. The investment performance will be calculated by Putnam’s Performance Anlaytics department in compliance with all industry accepted standards and consistent with agreement with Putnam Trustees.

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Code of 1986, as amended for the year may each be separately adjusted plus or minus 10%, based on the Executive’s performance with respect to personal goals and objectives.

•	In other words, the actual annual bonus payment and long-term award will range between 90% and 110% of the revised target.

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